Exhibit 99.1


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                                            FOR ADDITIONAL INFORMATION, CONTACT:
                                                                  Mike O'Donnell
                                                               617-354-0600 x228
                                                          modonnell@artisoft.com


                   ARTISOFT SECURES SECOND PHASE OF FINANCING


CAMBRIDGE, MASS. -- November 15, 2001 -- Artisoft(R), Inc. (NASDAQ: ASFT), developer of the first software-based phone system, announced today that it has completed the second phase of the $7 million preferred stock financing that was announced on August 8, 2001. At the Company's Annual Meeting, held November 8, 2001, shareholders approved the additional $3.1 million of financing, which follows the initial $3.9 million that was funded on August 8, 2001. Investors affiliated with Special Situations Funds and Gruber & McBaine participated in the financing.

In connection with the $3.1 million funded yesterday, the Company issued 1,240,000 shares of Series B Convertible Preferred Stock at a per share price of $2.50. The preferred stock, which carries no coupon, can initially be converted into a like number of shares of the Company's Common Stock, subject to adjustment, in certain events. The holders of the preferred stock, as a class, are also entitled to elect two directors of the Company.

In addition, the Company issued to the holders of the preferred stock warrants to purchase up to 1,240,000 shares of the Company's Common Stock. The warrants expire September 30, 2006 and are exercisable at a per share price of $3.75. Both the per share exercise price and the number of shares issuable upon exercise of the warrants are subject to adjustment in certain events.

In connection with the $3.9 million previously funded on August 8, 2001, the Company issued 1,560,000 shares of Series B Convertible Preferred Stock and warrants to purchase 1,560,000 shares of Common Stock, all under the respective terms described above.

"With this funding and the recent introduction of four new product lines -- TeleVantage 4.0, TeleVantage Call Center, TeleVantage CTM Suite and TeleVantage Small Office Edition, Artisoft is in a great position to extend its leadership in the open systems communications market," said Steve Manson, president and CEO of Artisoft. "We continue to be excited about the high growth potential of this emerging market."


ABOUT ARTISOFT

Artisoft, Inc. is a developer of open, standards-based telephone systems that bring together voice and data for more powerful and productive communications. Designed specifically for small to midsize businesses, corporate branch offices, and call centers, Artisoft's TeleVantage delivers greater functionality, flexibility and value than proprietary PBXs. Artisoft's innovative software products have received more than 30 industry awards including "Product of the Year," "Best of Show," and "Editors' Choice" by NETWORK MAGAZINE, COMMUNICATIONS SOLUTIONS MAGAZINE and CUSTOMER INTER@ACTION SOLUTIONS MAGAZINE. The company distributes its products and services worldwide through a dedicated and growing channel of authorized resellers. For more information, please call 800-914-9985 or visit our website, http://www.artisoft.com.

FORWARD-LOOKING STATEMENTS:

This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to important facts and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address a variety of subjects including, for example, Artisoft's financial results, management's strategies and Artisoft's products and strategic alliances. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the availability of additional financing on terms acceptable to the Company or at all, risks associated with the Company's strategic alliances, the impact of competitive products and pricing, product demand and market acceptance risks, the presence of competitors with greater financial resources, product development and commercialization risks, costs associated with integration and administration of acquired operations, capacity and supply constraints or difficulties and other factors detailed in the Company's filings with the Securities and Exchange Commission including its quarterly report on Form 10-Q filed on November 14, 2001 and its annual report on Form 10-K filed on September 28, 2001.

Artisoft and TeleVantage are registered trademarks of Artisoft, Inc. All other company and product names mentioned may be trademarks or registered trademarks of the respective companies with which they are associated.